SUBLEASE

THIS SUBLEASE is made as of the 16th day of September, 2016, by and between METABOLIX, INC., a Delaware corporation (“Sublandlord”), with an address of 19 Presidential Way, Woburn, Massachusetts, and CJ Research Center LLC (“Subtenant”), with an address of 3530 Wilshire Blvd., Suite 1220, Los Angeles, CA 90010, Attn: Legal Department.

RECITALS

A.    Sublandlord is the Tenant under that certain Lease Agreement with ARE-MA Region No. 20, LLC, as Landlord (“Master Landlord”), dated January 20, 2016 (the “Master Lease”), of premises located at 19 Presidential Way, Woburn, Massachusetts and more particularly described in the Master Lease (the “Premises”).

B.    Subtenant wishes to sublease from Sublandlord and Sublandlord wishes to sublease to Subtenant a portion of the Premises, subject to the terms and conditions of this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Subleasing. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the premises consisting of approximately 9,874 rentable square feet located on the third (3rd) floor of the building known as and numbered 19 Presidential Way, Woburn, Massachusetts, being a portion of the Premises located on the third (3rd) floor of said building (the “Subleased Premises”), together with (a) the right of access to the Subleased Premises in accordance with Section 1 of the Master Lease, (b) the right to exercise, in common with Sublandlord and others entitled thereto, Sublandlord’s right to use the Common Areas as defined under the Master Lease necessary or appropriate to Subtenant’s use of the Subleased Premises, including, without limitation, thirty-one (31) of the parking spaces allocated to Sublandlord under Section 10 of the Master Lease, and (c) the right to use, in common with Sublandlord, approximately 2,000 square feet (the “Shared Space”), which Shared Space is located within the Premises as shown on Exhibit A hereto, in connection with its use of the Shared Equipment (defined below), as more fully discussed in Section 10 below. The Shared Space does not constitute a part of the Subleased Premises.

2.    Term. The term (“Term”) of this Sublease shall commence on the later of (i) full execution of this Sublease or (ii) the date that Sublandlord delivers to Subtenant Master Landlord’s written consent to this Sublease (the later being, the “Commencement Date”), and shall terminate on the last day of the Base Term of the Master Lease (the “Termination Date”). Subtenant shall have no right to extend the term of this Sublease; provided, that in the event Master Landlord and Landlord agree to extend the Base Term of the Master Lease, Subtenant shall, at Subtenant’s option (exercisable in its sole discretion), have the right to extend the term of this Sublease commensurate with such extension of the Master Lease.

3.    Master Landlord’s Consent. The effectiveness of this Sublease and Subtenant’s and Sublandlord’s obligations hereunder shall be conditioned on and are subject to Sublandlord’s receipt of Master Landlord’s written consent to this Sublease on terms acceptable to Sublandlord and Subtenant.

4.    Base Rent. The base rent for the Subleased Premises (the “Base Rent”) shall be $25.00 per rentable square foot of the Subleased Premises per year, which the parties agree shall be $20,570.83 per month adjusted as of each Adjustment Date as set forth in the Master Lease. Notwithstanding the foregoing, for any period during the term of the Sublease that Sublandlord’s Base Rent is reduced by the last paragraph of Section 3(a) of the Master Lease, Subtenant’s Base Rent shall be one-third (1/3rd) of Sublandlord’s reduced Base Rent. Base Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Sublease, to Sublandlord at Sublandlord’s address set forth above or at such other place as Sublandlord shall from time to time designate. Base Rent for any partial month shall be pro‑rated on a daily basis.

5.    Additional Rent. In addition to Base Rent, Subtenant agrees to pay Sublandlord one-third (1/3) of (i) all Additional Rent for Operating Expenses (as defined in Section 5 of the Master Lease), including Taxes (as defined in Section 9 of the Master Lease), and (ii) any and all other amounts Sublandlord assumes or agrees to pay under the provisions of the Master Lease that directly serve the Subleased Premises (including, without limitation, payments to amortize the additional tenant improvement allowance as provided in Section 4(b) of the Master Lease. In addition, Subtenant shall pay for one-third (1/3rd) of any charges for services provided to the Premises by Master Landlord, which services directly serve or benefit the Subleased Premises, and specifically billed to the Premises by Master Landlord, within thirty (30) days of receiving Master Landlord’s invoice therefor, or, if Sublandlord has previously paid the same, to Sublandlord within thirty (30) days after receiving Sublandlord’s invoice therefor, as well as any additional rent charged under the Master Lease to the extent that the additional rent arises out of any default of Subtenant under this Sublease or any damage (subject to the waiver of subrogation contained in the Insurance provision of this Sublease) caused by Subtenant or any of its employees, officers, agents, contractors or invitees, except to the extent of any default or damage caused by Sublandlord, its employees, officers, agents, contractors or invitees. All payments of Additional Rent to Sublandlord by Subtenant as required herein shall be made as set forth in Paragraph 3 above with respect to Base Rent. In the event any services are provided by Master Landlord that do not directly serve, in whole or in part, the Subleased Premises, Subtenant shall not be responsible for its pro-rata share of the same and, in the event any services serve only the Subleased Premises, Subtenant shall pay all of the costs of such services.

6.    Security Deposit. Subtenant shall deposit with Sublandlord, upon full execution of this Sublease and receipt of Master Landlord’s written consent, a security deposit in the amount of $102,333.95 (the “Security Deposit”) for the performance of all of Subtenant’s obligations in this Sublease, which Security Deposit shall be in the form of a letter of credit meeting the requirements of Section 6 of the Master Lease. Such Security Deposit will be held in accordance with the provisions of Section 6 of the Master Lease (as if references to Tenant were references to Subtenant and references to Landlord were references to Sublandlord in such

Section).
7.    Incorporation of Provisions. Subtenant agrees that it will do nothing in, on or about the Subleased Premises which would result in the breach by Sublandlord of its undertakings and obligations under the Master Lease. Except for the following provisions, this Sublease shall be subject to and on all of the terms and conditions as are contained in the Master Lease and the provisions of the Master Lease are hereby incorporated into this Sublease as if Sublandlord were the landlord thereunder and Subtenant the tenant thereunder:

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The defined economic terms for “Base Rent,” “Base Term,” “Premises,” “Rentable Area of the Premises,” “Tenant’s Share of Operating Expenses,” “Target Commencement Date,” “Address for Rent Payment,” and “Tenant’s Notice Address” and the like are inapplicable, except where used to reference such defined term with respect to the Master Lease;

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Section 3(b) of the Master Lease (relating to additional rent) are applicable, as modified by the provisions of Paragraph 4 of this Sublease, except where used to reference such defined term with respect to the Master Lease;

•	Section 4(b) (relating to additional tenant improvement allowance) is inapplicable, except where used to reference such defined term with respect to the Master Lease;

•	The first and second full paragraphs of Section 17 (Insurance) are inapplicable;

•	Section 22 of the Master Lease (relating to assignment and subletting) is inapplicable;

•	Section 35 (Brokers) is inapplicable;

•	Exhibit C of the Master Lease (relating to Landlord’s Work), Exhibit D (Commencement Date) and Exhibit F (Tenant’s Personal Property) are inapplicable;

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Where appropriate, references to “Landlord” in the Master Lease shall be deemed to mean “Sublandlord” hereunder and references to “Tenant” in the Master Lease shall be deemed to mean “Subtenant” hereunder, it being understood and agreed that Sublandlord will not be acting as, or assuming any of the responsibilities of, Master Landlord, and all references in the Master Lease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Master Landlord and not to Sublandlord.

8.    Direct Performance. At any time by written notice to Subtenant in advance (no less than thirty (30) days), Sublandlord may elect to require Subtenant to perform Subtenant’s obligations under this Sublease directly to Master Landlord, provided such performance directly to Master Landlord is reasonable under the circumstances and does not require Subtenant to incur additional costs or expenses greater than would be required if Subtenant were to perform such obligations to Sublandlord, Subtenant shall do so on Sublandlord’s reasonable prior written election, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications that it shall send to and receive from Master Landlord with respect to the Subleased Premises. Subtenant may also perform Sublandlord’s obligations as required hereunder with respect to the Subleased Premises if directed in writing by Master Landlord and thereafter shall be released of the obligation to perform such obligations to Sublandlord until directed in writing by Master Landlord.

9.    Delivery. Sublandlord shall deliver the Subleased Premises to Subtenant with all personal property of Sublandlord removed and in broom clean condition, except for (i) the Office Equipment (defined below), and (ii) the personal property purchased by Subtenant from Sublandlord pursuant to that certain Asset Purchase Agreement dated September 16, 2016 between Sublandlord and Subtenant. Except as provided by the preceding sentence or as otherwise stated herein (or in the Asset Purchase Agreement), Sublandlord has made no representations, warranties or undertakings as to the present or future condition of the Subleased Premises or the fitness and availability of the Subleased Premises for any particular use. The acceptance of the Subleased Premises by Subtenant shall constitute an acknowledgment by Subtenant that the Subleased Premises are in the condition they are required to be in by this Sublease. Except as provided for in this Paragraph, Subtenant shall perform all work to make the Subleased Premises complete for Subtenant’s use in Subtenant’s discretion, subject to the provisions of Sections 7 and 12 of the Master Lease, as incorporated in this Sublease by reference including, without limitation, the requirement to obtain Sublandlord’s and Master Landlord’s prior written consent thereto. Subtenant agrees it shall be responsible for the costs in connection with the performance of such work, including without limitation, the costs to (i) divide and demise the Subleased Premises from the Premises, (ii) install doors, locks and/or card strikes (or similar apparatus) to provide Subtenant adequate access to and from the Subleased Premises to the Shared Space and the main entrance of the Building and (iii) install any other improvements to the Subleases Premises necessary for Subtenant’s use, in Subtenant’s discretion, including any other security measures or devices.

10.    Shared Space; Shared Equipment. Subtenant shall have access to the Shared Space at all times as necessary in connection with Subtenant’s operations under this Sublease to utilize that certain equipment described and depicted in Exhibit B, attached hereto and made a part hereof (the “Shared Equipment”), which Shared Equipment shall remain the personal property of Sublandlord, but shall be utilized by both Sublandlord and Subtenant, upon the terms and conditions contained herein.

a.Shared Space. Subtenant shall be permitted to access the Shared Space at all reasonable times to use the Shared Equipment in the manner set forth herein.

b.Shared Equipment. Sublandlord and Subtenant shall each have the right to use the Shared Equipment in connection with each party’s respective use under the Master Lease and Sublease.

c.Interference and Use. Sublandlord and Subtenant each agree that it will use the Shared Equipment in a manner that will not interfere with the use of the Shared Equipment by the other party.

d.Maintenance. Sublandlord and Subtenant each agree that it shall maintain and repair the Shared Equipment during the Term of this Sublease. In the event either Sublandlord or Subtenant determines that maintenance and/or repairs to the Shared Equipment are required, then it shall advise the other party in writing. Thereafter, the parties shall agree in writing that such maintenance and repairs are required and shall further agree in writing as to the cost of such repairs and maintenance. Each party agrees to reimburse to the other party, respectively, an amount equal to one-half (1/2) of the cost of such maintenance and repair actually paid within thirty (30) days after receipt of an invoice including all reasonable supporting documentation, provided such costs are previously approved by all parties in writing. Notwithstanding the foregoing, neither party shall have any obligation to reimburse the other party for any repair costs resulting from damage to the Shared Equipment caused by the negligent acts or omissions or intentional misconduct of the other party or its employees, officers, agents or contractors. In the event the Shared Equipment are damaged by the negligent acts or omissions or intentional misconduct of Sublandlord or Subtenant, then the party which caused such damage shall repair the Shared Equipment at its sole cost and expense within thirty (30) days after the date of such damage. In the event such party does not repair the Shared Equipment within such thirty (30) day period, then the other party (Sublandlord or Subtenant, as the case may be) may repair the Shared Equipment and the party which caused the damage shall reimburse to the other party, an amount equal to one hundred percent (100%) of the cost of such repair actually paid within thirty (30) days after receipt of an invoice including all reasonable supporting documentation.

e.Indemnity. Each party shall indemnify and hold the other harmless against any claim of liability or loss (including reasonable attorneys’ fees and costs) from personal injury or property damage resulting from or arising out of the use and occupancy of the Shared Space or the Shared Equipment by the indemnifying party, its employees, officers, contractors, agents or invitees, excepting, however, such claims or damages as may be due to or caused by the acts or omissions of the other party, or its employees, officers, contractors, agents or invitees.

11.    Office Equipment. Sublandlord and Subtenant acknowledge and agree that Sublandlord owns certain desks, chairs and related office equipment (the “Office Equipment”), which Office Equipment is located within the Subleased Premises and will be utilized by Subtenant throughout the Term of this Sublease. Such Office Equipment shall remain Sublandlord’s personal property during the Term of this Sublease but will be made available to Subtenant, in its “as-is” condition, for Subtenant’s use within the Subleased Premises. Subtenant shall have the obligation to maintain such Office Equipment in reasonably good condition at

Subtenant’s sole cost and expense. Upon expiration or earlier termination of this Sublease, Subtenant shall not be required to remove the Office Equipment, and shall surrender the same in good, clean condition, reasonable wear and tear excepted.

12.    Removal. Upon expiration or earlier termination of this Sublease, Subtenant shall surrender the Subleased Premises in good, broom clean condition, reasonable wear and tear excepted in accordance with Section 28 of the Master Lease. Subtenant shall not be required to remove the Office Equipment or Shared Equipment or restore the Shared Space, which obligations shall be borne by Sublandlord in accordance with Section 28 of the Master Lease.

13.    Insurance. The second full paragraph of Section 17 of the Master Lease is replaced and superseded by the following: Subtenant, at its sole cost and expense, shall maintain during the Term of this Sublease: (i) all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Subleased Premises by Subtenant at Subtenant's expense; (ii) worker's compensation insurance with no less than the minimum limits required by law; (iii) employer's liability insurance with such limits as required by law; and (iv) commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Subleased Premises. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., Sublandlord and Master Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, "Master Landlord Parties"), as additional insureds; insure on an occurrence and not a claims' made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in "Best's Insurance Guide"; shall not be cancelable for nonpayment of premium unless thirty (30) days prior written notice shall have been given to Sublandlord from the insurer; and provide primary coverage to Sublandlord (any policy issued to Sublandlord providing duplicate or similar coverage shall be deemed excess over Subtenant's policies). Copies of such policies (if requested by Sublandlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Sublandlord by Subtenant on or prior to the Commencement Date, or the date that Subtenant accesses the Subleased Premises under this Sublease, and each renewal of said insurance. Subtenant's policy may be a "blanket policy" with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Subtenant shall, at least 5 days prior to the expiration of such policies, furnish Sublandlord with renewal certificates.

14.    Rules and Regulations. Subtenant shall abide by the Rules and Regulations from time to time established by Master Landlord under the Master Lease of which Subtenant receives prior written notice.

15.    Notices. All notices which may or are required to be given by either party to the other under this Sublease shall be in writing and shall be personally delivered or sent by recognized commercial delivery service providing for next day delivery and a return receipt, charges prepaid, in each case addressed to the addresses of Sublandlord and Subtenant as set forth above or such other address as either party may indicate by advanced written notice to the other party given as provided herein. Any such notice shall be deemed or received upon the earliest of actual delivery or receipt or refusal of delivery, as evidenced by the return receipt, if sent by one of the methods described above providing for a return receipt.

16.    Recording. Unless otherwise approved by Sublandlord and Master Landlord, in the event that this Sublease or a copy hereof or any notice hereof shall be recorded by Subtenant, then such recording shall constitute a default by Subtenant entitling Sublandlord to immediately terminate this Sublease, without notice or opportunity to cure such default.

17.    Brokers. Each party represents to the other that it has not dealt with any real estate broker, finder or other person with respect to this Sublease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt.

18.    Subject to Master Lease. This Sublease is subject and subordinate to the Master Lease. Subtenant shall not permit any violation of any of the provisions of the Master Lease. A true and complete copy of the Master Lease is attached hereto as Exhibit C. If the Master Lease terminates, this Sublease shall terminate, subject to Section 19 below, and the parties shall be relieved from all liabilities and obligations under this Sublease, except that if this Sublease terminates as a result of a default of one of the parties under this Sublease or the Master Lease or both, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of termination. In the event of casualty or condemnation, Sublandlord may exercise any right to terminate the Master Lease without regard to this Sublease, and in the event of such a termination, Subtenant shall have no recourse against Sublandlord with respect to such termination. Sublandlord shall not terminate the Master Lease prior to the expiration of its term without providing Subtenant at least thirty (30) days prior written notice of termination. In the event Sublandlord receives any notice of failure to pay or failure to perform any covenant, agreement or obligation under the Master Lease, Sublandlord shall notify Subtenant of such notice as soon as the notice is received by Sublandlord pursuant to the terms of the Master Lease and Subtenant may take any such actions to cure any such failure under the Master Lease. Subtenant shall be under no obligation to take such action but may do so solely at its own discretion. In the event Subtenant pays any amount or performs any obligations on behalf of Sublandlord pursuant to the terms of the Master Lease, Subtenant may deduct such amounts paid from the amount that would otherwise be due from Subtenant to Sublandlord pursuant to this Sublease.

19.    Certain rights of Master Landlord and Subtenant.

(a)    Master Landlord shall have no liability to Subtenant under the Master Lease or this Sublease, and neither the Master Lease nor this Sublease shall be deemed to grant Subtenant any rights against Master Landlord.

(b)    In the event of Master Lease Termination (as hereinafter defined) during the Sublease term, Subtenant shall, at Subtenant’s option to be exercised in Subtenant’s sole discretion, attorn to Master Landlord and recognize Master Landlord as Subtenant’s landlord under the Master Lease upon the terms and conditions and at the rent specified in the Master Lease to lease the Premises for the then remaining term of the Master Lease and to pay a security deposit to Master Landlord as required by and in accordance with the Master Lease, provided, however, as a condition precedent to Subtenant being required to subordinate its interest in this Sublease and attorn to Master Landlord under the Master Lease, Master Landlord and Subtenant shall execute a non‑disturbance and attornment agreement in a form reasonably satisfactory to Master Landlord and Subtenant, which shall recognize Subtenant’s right to remain in occupancy of and have access to the Premises as long as Subtenant is not in default of the Master Lease beyond applicable notice and cure periods. Alternatively, if Subtenant does not exercise such option to attorn to Master Landlord under the terms and conditions of the Master Lease and at the rent specified in the Master Lease to lease the Premises as stated above, Master Landlord and Subtenant shall negotiate in good faith to enter into a new lease agreement upon terms and conditions mutually agreeable to Master Landlord and Subtenant. If Subtenant shall attorn to Master Landlord as provided herein, Subtenant agrees to execute and deliver from time to time upon request of Master Landlord any commercially reasonable instruments which may be necessary or appropriate to evidence such attornment. Master Landlord shall not (i) be liable to Subtenant for any act, omission or breach of this Sublease by Sublandlord, provided that Master Landlord shall be obligated to cure defaults of a continuing nature, (ii) be subject to any offsets or defenses which Subtenant might have against Sublandlord, (iii) be bound by any Base Rent or Additional Rent which Subtenant might have paid in advance to Sublandlord unless actually received by Master Landlord, or (iv) be bound to honor any rights of Subtenant in any security deposit made with Sublandlord except to the extent Sublandlord has turned over such security deposit to Master Landlord. If Master Landlord and Subtenant mutually do not elect to have Subtenant attorn to Master Landlord either under the Master Lease or upon a new agreement mutually acceptable to Master Landlord and Subtenant, this Sublease shall terminate on the date of Master Lease Termination. “Master Lease Termination” means any event, voluntary or involuntary or by operation of law, which causes the Master Lease to terminate prior to the end of its stated term. In the event of an attornment hereunder, Master Landlord’s liability shall be limited to matters arising after such attornment, and shall in all events be limited to the interest of Master Landlord in the property of which the Premises constitutes a part (which interest shall include all rents and profits, insurance proceeds and condemnation awards thereof).

(c)    In addition to Master Landlord’s rights under paragraph (b) hereof, in the event Sublandlord is in default under the Master Lease, Master Landlord may elect to receive directly from Subtenant all sums due or payable to Sublandlord by Subtenant pursuant to this Sublease, and upon receipt of Master Landlord’s notice, Subtenant shall thereafter pay to Master Landlord any and all sums becoming due or payable under this Sublease. In complying with such direction from Master Landlord, Subtenant shall be entitled to rely solely on such notice from Master Landlord and Sublandlord agrees that Subtenant shall be entitled to full credit under the Sublease for any rents paid to Master Landlord in accordance with the provisions of this Section to the same extent as if such rents were paid directly to Sublandlord. The consent and approval of Sublandlord to this Sublease shall constitute an authorization for Subtenant to make such payments to Master Landlord following receipt of such notice and a release and discharge of all liability to Sublandlord for any such payments made to Master Landlord in accordance with this Section. Neither the service of such written notice nor the receipt of such direct payments shall cause Master Landlord to assume any of Sublandlord’s duties, obligations and/or liabilities under this Sublease, nor shall such event impose upon Master Landlord the duty or obligation to honor this Sublease, nor subsequently to accept Subtenant’s attornment pursuant to paragraph(b) hereof.

20.    Consequential Damages. Notwithstanding any provision to the contrary contained in this Sublease, under no circumstances shall either party be liable to the other for any injury or damage to, or interference with, the others business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage, though nothing in this Section 20 shall limit or reduce the amount of damages to which Sublandlord is expressly entitled under Section 21 of the Master Lease (as incorporated herein and as applicable to Subtenant defaults) for any Subtenant default .

21.    Execution. Each individual executing this Sublease on behalf of Sublandlord or Subtenant represents and warrants that he or she has been duly authorized to do so.

22.    Modification; Successors and Assigns. This Sublease may only be modified or amended by written agreement executed by each of the parties and consented to by Master Landlord subject to the limitations on transfer provided for by this Sublease. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
23.    Assignment and Subletting. Subtenant shall not assign this Sublease in whole or in part or sublet the Subleased Premises in whole or in part without the prior written consent of Sublandlord, which may be withheld or conditioned by Sublandlord in Sublandlord’s sole and absolute discretion. No such sublease or assignment shall be effective without the consent of Master Landlord under the Master Lease. If, as to any sublease or assignment for which consent is necessary, Subtenant receives rent or other consideration in excess of the Base Rent and Additional Rent payable under this Sublease, Subtenant shall pay to Sublandlord all of such excess, after deducting Subtenant’s reasonable legal and brokerage and fit-up expenses paid for by Subtenant at the time of such subleasing or assignment. Amounts received by Sublandlord under the immediately preceding sentence shall, after deducting Sublandlord’s reasonable legal expenses incurred in connection therewith, be divided evenly between Master Landlord and Sublandlord. If Sublandlord and Master Landlord consent to any such assignment or subletting, Subtenant shall remain fully and primarily liable to Sublandlord, in all respects, under this Sublease.
Notwithstanding the foregoing, Sublandlord’s prior written consent shall not be required in connection with an assignment, sublease, transfer and/or use of all or a portion of the Subleased Premises (a “Subtenant Transfer”) by Subtenant to, or by, any entity controlling, controlled by or under common control with Subtenant, or to, or by, any corporation or other entity which is a successor-in-interest to Subtenant by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Subtenant; provided that, the terms of this sentence shall not affect or modify the requirement that Subtenant obtain Master Landlord’s prior written consent to all assignments, sublets and Subtenant Transfers.
24.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Master Lease.

[Signatures appear on the following page.]

EXECUTED as an instrument under seal as of the day and year first set forth above.

SUBLANDLORD:

METABOLIX, INC.,
a Delaware corporation

By: __________________________________
Name: ________________________________
Title: _________________________________
Date: _________________________________

SUBTENANT:

CJ RESEARCH CENTER LLC

By: ___________________________________
Name: _________________________________
Title: __________________________________
Date: __________________________________

EXHIBIT A

See attached.

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EXHIBIT B

Shared Equipment

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EXHIBIT C

Master Lease

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